[LEAP LOGO]

                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Bock Communications, Inc.                                         Leap contacts:
Jessica Levy, Media Relations                    Kristin Atkins, Media Relations
714-292-2990                                                        858-882-9105
jlevy@bockpr.com                                        katkins@leapwireless.com
                                                  Jim Seines, Investor Relations
                                                                    858-882-6084
                                                        jseines@leapwireless.com

           LEAP REPORTS RESULTS FOR FOURTH QUARTER AND FULL YEAR 2004

      ~ Company Provides Preliminary Results for the First Quarter of 2005
                         and Revised Full-Year Outlook ~

SAN DIEGO - May 11, 2005 - Leap Wireless International, Inc. [OTCBB: LEAP], a leading provider of innovative and value-driven wireless communications services, today announced financial and operating results for the fourth quarter and full year ending December 31, 2004, representing the combination of the Company's results prior to and after its emergence from Chapter 11 reorganization. The Company also provided preliminary customer and financial results for the first quarter of 2005 and updated its business outlook for full year 2005, incorporating proposed new Auction #58 market build out activities.

The adoption of fresh-start reporting as of July 31, 2004 resulted in material adjustments to the historical carrying values of the Company's assets and liabilities. As a result, the Company's post-emergence balance sheet, statements of operations and statements of cash flows are not comparable in many respects to the Company's financial statements for periods ending prior to the Company's emergence from Chapter 11.

Total consolidated revenues for the fourth quarter were $206.6 million, compared to total consolidated revenues of $188.9 million for the fourth quarter of 2003. Consolidated operating income for the fourth quarter was $4.9 million, compared to a consolidated operating loss of $28.5 million for the fourth quarter of 2003. Consolidated net loss for the fourth quarter was $6.6 million, compared to a consolidated net loss of $172.8 million for the fourth quarter of 2003.

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Leap Reports Results for Fourth Quarter and Full Year 2004          Page 2 of 23

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For full year 2004, combined total consolidated revenues were $826.0 million, compared to total consolidated revenues of $751.3 million for full year 2003. Combined consolidated operating loss for 2004 was $30.2 million, compared to a consolidated operating loss of $360.4 million for full year 2003. Combined consolidated net income for 2004 was $904.6 million, compared to a consolidated net loss of $597.4 million for full year 2003. Full year 2004 net income included $962.4 million of reorganization items, net, reflecting the net impact of fresh-start accounting and other bankruptcy-related changes to the balance sheet. This combined net income result for fiscal year 2004 is not indicative of the Company's expected future performance.

During the fourth quarter, the Company experienced an unexpected increase on rebate redemptions of handset mail-in rebates, causing a $5.3 million decrease in equipment and service revenues during the quarter. Because of changes in the Company's promotional strategy, Leap does not expect to experience this increased level of rebate activity in the future. Reflecting this increased rebate activity, adjusted consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) for the fourth quarter of 2004 was $50.7 million, compared to adjusted consolidated EBITDA of $47.1 million for the fourth quarter of 2003. For full year 2004, combined adjusted consolidated EBITDA was $222.8 million, compared to adjusted consolidated EBITDA of $130.5 million for 2003. Adjusted consolidated EBITDA represents EBITDA adjusted to exclude the effects of: reorganization items, net; other income (expense), net; gains on sale of wireless licenses; impairment of intangible assets; impairment of long-lived assets and related charges; and stock-based compensation awards.

Key operational and financial performance measures for the fourth quarter and full year 2004 were as follows:

- Net customer additions for the quarter were approximately 29,000, bringing total net customer additions during 2004 to approximately 97,000 compared to net customer decreases of approximately 5,000 and 39,000 during the fourth quarter and full year 2003, respectively.


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Leap Reports Results for Fourth Quarter and Full Year 2004          Page 3 of 23

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-     Churn for the quarter was 4.1%, bringing churn for the full year 2004 to
      3.9%, an improvement over the churn rates of 4.3% and 4.4% reported for the fourth quarter and full year 2003, respectively.

- Average revenue per user per month (ARPU) for the fourth quarter, based on service revenue, was $37.29, an improvement of $1.01 from the ARPU of $36.28 for the fourth quarter of 2003. For full year 2004, ARPU was $37.28, an improvement of $1.03 from the ARPU of $36.25 for full year 2003. The impact of higher than expected rebate activity during the fourth quarter of 2004 reduced ARPU by $0.52 and $0.13 for the fourth quarter and full year 2004, respectively, from what it would have been if rebate activity during the fourth quarter had been consistent with the Company's previous experience.

- Cost per gross customer addition (CPGA) was $159 for the fourth quarter, up from the CPGA of $136 reported for the fourth quarter of 2003. For full year 2004, CPGA was $142, an improvement from the CPGA of $158 for full year 2003. The impact of higher than expected rebate activity during the fourth quarter of 2004 increased CPGA by $12 and $3 for the fourth quarter and full year 2004, respectively, from what it would have been if rebate activity during the fourth quarter had been consistent with the Company's previous experience.

- Non-selling cash costs per user per month (CCU) was $18.74 for the fourth quarter, an improvement of $1.21 from the CCU of $19.95 for the fourth quarter of 2003. For full year 2004, CCU was $18.91, an improvement of $3.43 from the CCU of $22.34 for full year 2003.

- Average minutes of use per customer per month (MOU) during the fourth quarter were approximately 1,500.

- Cumulative purchases of property and equipment (capital expenditures) increased by $33.5 million during the fourth quarter of 2004, bringing cumulative capital expenditures for the 12 months ending December 31, 2004 to $77.2 million.

As a result of the adoption of Emerging Issues Task Force (EITF) Issue No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables" on July 1, 2003, the Company began recognizing activation fees immediately as equipment revenue, which had the effect of reducing both ARPU and CPGA for the periods reported after its adoption. Because EITF Issue No. 00-21 was only in effect for six months during fiscal year 2003 compared to 12 months for fiscal year


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Leap Reports Results for Fourth Quarter and Full Year 2004          Page 4 of 23

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2004, the full year 2004 ARPU and CPGA reported above are not directly comparable with full year 2003 ARPU and CPGA.

"The fourth quarter completed a year of significant development for our business as we grew our customer base and delivered strong year-over-year improvements in our financial performance," said Doug Hutcheson, president and chief executive officer of Leap. "We added more customers, reduced churn and significantly improved our operational metrics compared to the previous year. For the full year 2004, our adjusted consolidated EBITDA was up 71% over the previous year. Even though performance of our overall business was masked by higher than planned rebate activity, which we do not expect to experience in the future, the Company nearly achieved its full year adjusted EBITDA guidance. We believe that the new products and services we are introducing in the first half of this year, combined with our new, brand-centric marketing strategy, will provide momentum for further growth in the coming quarters."

PRELIMINARY RESULTS FOR THE FIRST QUARTER OF 2005

In addition to its results for the fiscal year 2004, Leap also announced that it gained nearly 46,000 net customers during the first quarter of 2005 and that customer churn for the first quarter was 3.3 percent. Based on preliminary results, the Company also announced that, for the first quarter of 2005, it anticipates total consolidated revenue to be in the range of $223 million to $228 million, consolidated operating income, excluding stock-based compensation expenses, to be in the range of $19 million to $24 million, and ARPU to be in the range of $38.25 to $39.25.

The Company cautions that these financial results are preliminary, based on currently available information and are subject to the final quarterly closing process and the completion of customary quarterly review procedures by the Company's management, the Audit Committee of Leap's board of directors, and the Company's independent registered public accounting firm.

"As indicated by preliminary results we are providing today for the first quarter, the Company has entered 2005 with solid financial performance upon which to build the future of our business," continued Hutcheson. "In 2005, we expect to continue to execute in our markets, evolve our Cricket service to meet the needs of our customers and, as our new product


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Leap Reports Results for Fourth Quarter and Full Year 2004          Page 5 of 23

[LEAP LOGO]


initiatives gain traction in the marketplace, generate top-line growth on a cost-effective basis. We believe that significant opportunities for growth remain in the markets we serve and we continue to be focused on leveraging our differentiated product and operational expertise to help realize the full potential of our business."

RESTATEMENT OF THIRD QUARTER 2004 FINANCIAL STATEMENTS

On May 9, 2005, Leap announced that Company management and the Audit Committee of Leap's Board of Directors had concluded that the Company's financial results for the three months ended September 30, 2004 should be restated to correct for errors and that the unaudited interim consolidated financial statements included in the Quarterly Report on Form 10-Q for the third quarter of 2004 should no longer be relied upon. Accordingly, the Company intends to file an amended Quarterly Report on Form 10-Q as soon as practicable. The Company's management and Audit Committee discussed the restatement with the Company's independent registered public accounting firm.

The expected effect on net income of the adjustments required to correct these errors for the Company's combined results for the third quarter fiscal 2004 (representing the results for the one month ended July 31, 2004 combined with the results for the two months ended September 30, 2004), is to increase combined consolidated net income by $5.5 million for the three months ended September 30, 2004, resulting in net income of $957.4 million for such period. The adjustments described above result from the correction of accounting errors and are not attributable to any misconduct by Company employees. Please refer to
Note 2 in the "Notes to Financial Statements" included in this press release for additional information.

RECENT EVENTS

In 2005, Leap has continued to execute on its product development initiatives with the launch of Jump(TM) by Cricket(R) prepaid service; the expansion of its long distance offering to more than 70 countries; the completion of the network upgrades required to support its BREW(R)-based data service, Cricket Clicks(TM); the launch of unlimited multimedia services, AOL(R) Instant Messaging and international text messaging to Mexico; the introduction of a simplified rate plan structure and Travel Time(TM) away-from-home calling for its Cricket service; and the launch of a new advertising and branding campaign. In addition, the Company introduced redesigned Cricket


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Leap Reports Results for Fourth Quarter and Full Year 2004          Page 6 of 23

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retail locations that improve the sales process and reinforce the differentiation and core value attributes of Cricket's unlimited service.

"As evidenced by our recent announcements, the process of strengthening our business through the development and introduction of new, customer-driven products and services has moved ahead well," said Al Moschner, executive vice president and chief marketing officer of Leap. "We have never been in the business of providing service offerings that require customers to count minutes or decipher complex calling plans or bills. Instead, we have maintained a fundamental focus on providing value to our customers with unlimited services and predictable prices. We believe that the new marketing and advertising strategies we are implementing, together with the launch of our new products, will reinforce the key differentiation of our core message: unlimited services. We intend to clearly communicate this message to consumers while providing significant support to the Cricket brand in the marketplace. Over time, we expect the new initiatives that we are undertaking will drive the profitable growth of our business."

Since the beginning of 2005, the Company has taken the following significant steps to strengthen its financial position and develop the depth and breadth of its management and board of directors:

- The successful syndication and closing of $610 million in senior secured credit facilities consisting of a six-year $500 million term loan and an undrawn five-year, $110 million revolving credit facility, lowering the Company's cost of capital and future expected interest expense;

- Execution of a definitive agreement to sell certain spectrum licenses and operating assets for approximately $102 million in cash;

- Execution of a definitive agreement to sell approximately 140 cell towers and related assets for approximately $18 million in cash;

- The Company's winning bids, and the winning bids of a subsidiary of Alaska Native Broadband 1, LLC ("ANB-1"), in Auction #58, which support the Company's strategy of developing market clusters to more effectively serve customers. The two members of ANB-1 are Alaska Native Broadband, LLC, which is the controlling entity and sole manager of ANB-1, and Leap's wholly-owned subsidiary, Cricket Communications, Inc., which has a 75 percent, non-controlling interest in this entity;


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Leap Reports Results for Fourth Quarter and Full Year 2004          Page 7 of 23

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-     Appointment of Albin ("Al") Moschner in January 2005 as executive vice president and chief marketing officer, a new executive-level position at the Company;

- Appointment of Doug Hutcheson, one of the chief architects of the Cricket business plan, in February 2005 as president and chief executive officer; and

- Appointment of business veterans John D. Harkey, Jr. and Robert V. LaPenta to Leap's Board of Directors in March 2005, bringing additional industry and financial experience to the Board.

"A significant component of our overall growth strategy is the disciplined, cost-effective expansion of the business," commented Glenn Umetsu, executive vice president and chief technical officer for Leap. "For instance, our Fresno network deployment remains on track for low build-out costs, and we expect that the other new markets the Company plans to launch will have similar costs. In addition, the markets for which we were the winning bidder in Auction #58 are very attractive for our business. As we move ahead with our planning for the development and launch of our new markets, we intend to remain focused on maximizing the return on our investments. We are extremely excited to have the opportunity to expand our service into these new, potentially high-value markets which were selected based on specific factors that are characteristic of our best performing markets."

BUSINESS OUTLOOK

Today, Leap provided an updated outlook for fiscal year 2005. The following forward-looking statements are based on management's existing plans and its review of current information, which is dynamic and subject to rapid, even abrupt change. The following forward-looking statements are qualified by that fact and speak only of management's views as of the date of this release. Leap does not undertake any obligation to update this information. Actual results could differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with Leap's business. Factors that could cause actual results to differ from these forward-looking statements are described later in this release.

The Company's current outlook for fiscal year 2005 is for:

-     Total net customer additions to be between 150,000 and 200,000;

-     Annual churn to be between 3.5 percent and 4.0 percent;


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Leap Reports Results for Fourth Quarter and Full Year 2004          Page 8 of 23

[LEAP LOGO]


- Total consolidated revenue to be between $890 million and $950 million, revised from $875 to $950 million;

- Adjusted consolidated EBITDA to be between $245 million and $270 million including costs associated with new market development activities, revised from $235 to $270 million; and

- Capital expenditures to be between $175 million and $230 million for fiscal year 2005, revised from $110 to $120 million. Capital expenditures during 2005 include an expected $20 million to $25 million of capital expenditures associated with the build-out and launch of the Fresno, Calif. market and the related expansion and network change-out of the Company's existing Visalia and Modesto/Merced markets, and costs associated with the initial development of markets covered by licenses expected to be acquired as a result of Auction #58 (including expected capital expenditures incurred by ANB-1 with respect to its expected new markets to the extent the Company consolidates such expenditures for reporting purposes).

"We have made significant improvements in our balance sheet over the past few months," said Dean Luvisa acting chief financial officer for Leap. "The successful syndication of $610 million of senior secured credit facilities reduced our interest expense and gave us a strong endorsement from the credit markets. We have also taken steps to ensure our assets more closely match our future market and operating strategy through agreements to sell our tower assets and certain spectrum licenses and operating assets, and through our winning bids on new, high-value markets in Auction #58."

"As we move forward, we intend to maintain a strict focus on operational basics," continued Luvisa. "We expect to control and reduce costs where possible by continuously improving our processes. We also intend to maintain a disciplined approach to managing our balance sheet. Meeting these challenges will put us at the forefront in an industry where a low cost structure and a strong balance sheet are significant competitive advantages."

Hutcheson commented, "To summarize the actions that will allow us to deliver results that match our 2005 guidance, I would point to three areas. First, continued development of new, customer-driven products and services that contribute to the growth of our business and


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Leap Reports Results for Fourth Quarter and Full Year 2004          Page 9 of 23

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improvement of our operating margins. Second, financially disciplined expansion focused on the development of new markets that we believe will provide us with the best opportunity for delivering high customer value and a high return on our investments. And finally, an internal focus on maintaining our cost leadership position within the industry and ensuring Leap remains financially strong for our stockholders with a prosperous and secure future for its employees and other stakeholders."

CONFERENCE CALL NOTE

As previously announced, Leap will hold a conference call to discuss these results and the outlook for 2005 at 5:00 p.m. Eastern Daylight Time, on Wednesday, May 11, 2005. Forward-looking and other material information may also be discussed during this call. Interested parties may listen to the call live by dialing 1-800-599-9795 or 1-617-786-2905 and entering reservation number 46592571. This call is also being webcast and can be accessed at the Investor Relations section of Leap's website, www.leapwireless.com, or by accessing the following external websites: www.fulldisclosure.com or www.streetevents.com.

To listen to the call, please go to the website at least 15 minutes prior to the start time to register, download and install any necessary audio software. An online replay is planned to follow shortly after the live conference call and will be available until June 10, 2005. The telephonic rebroadcast will be available shortly after the completion of the call and will be available until close of business on May 18, 2005. Interested parties can access the rebroadcast by dialing 1-888-286-8010 or 1-617-801-6888 and entering the reservation number 39231892.

ABOUT LEAP

Leap, headquartered in San Diego, Calif., is a customer-focused company providing innovative mobile wireless services that are targeted to meet the needs of customers who are under-served by traditional communications companies. With a commitment to predictability, simplicity and value as the foundation of our business, Leap pioneered Cricket service, a simple and affordable wireless alternative to traditional landline service. Cricket service offers customers unlimited anytime minutes within the Cricket calling area over a high-quality, all-digital CDMA network. Cricket service is available to customers in 39 markets in 20 states stretching from New York to California. For more information, please visit www.leapwireless.com.


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Leap Reports Results for Fourth Quarter and Full Year 2004         Page 10 of 23

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NOTES REGARDING NON-GAAP FINANCIAL MEASURES

The information presented in this press release and in the attached financial tables includes financial information prepared in accordance with generally accepted accounting principles in the U.S., or GAAP, as well as non-GAAP financial measures. Generally, a non-GAAP financial measure, within the meaning of Securities and Exchange Commission (SEC) Item 10 to Regulation S-K, is a numerical measure of a company's financial performance or cash flows that (a) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the consolidated balance sheet, consolidated statement of operations or consolidated statement of cash flows; or
(b) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. As described more fully in the notes to the attached financial tables, management supplements the information provided by financial statement measures with several customer focused performance metrics that are widely used in the telecommunications industry. Adjusted consolidated EBITDA, CPGA, and CCU are non-GAAP financial measures. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Reconciliations of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measure can be found in the section entitled "Notes to Financial Statements" included toward the end of this release.

Except for the historical information contained herein, this news release contains "forward-looking statements" reflecting management's current forecast of certain aspects of Leap's future. Some forward-looking statements can be identified by forward-looking words such as "believe," "think," "may," "could," "will," "estimate," "continue," "anticipate," "intend," "seek," "plan," "expect," "should," "would" and similar expressions. This news release is based on current information, which we have assessed but which by its nature is dynamic and subject to rapid and even abrupt changes. Our actual results could differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with our business. Factors that could cause actual results to differ include, but are not limited to:

- our ability to attract and retain customers in an extremely competitive marketplace;

-     our ability to attract, motivate and retain an experienced workforce;

- changes in economic conditions that could adversely affect the market for wireless services;

-     the impact of competitors' initiatives;

-     our ability to successfully execute service expansion plans;

-     failure of network systems to perform according to expectations;

- our ability to comply with the covenants in our senior secured credit facilities;


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Leap Reports Results for Fourth Quarter and Full Year 2004         Page 11 of 23

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-     failure of the Federal Communications Commission to approve the transfers
      (a) to a third party of the wireless licenses covered by the asset purchase agreement between Cricket Communications, Inc., and a third party and the other parties to such agreement (b) to Cricket Licensee (Reauction), Inc. of the Fresno, CA license and the licenses for which it was the winning bidder in the FCC's Auction #58; and (c) to Alaska Native Broadband 1 License, LLC of the licenses for which it was the winning bidder in the FCC's Auction #58;

- global political unrest, including the threat or occurrence of war or acts of terrorism; and

- other factors detailed in the section entitled "Risk Factors" included in our Form 10-Q for the fiscal quarter ended September 30, 2004, and in our other SEC filings.

The forward-looking statements should be considered in the context of these risk factors. Investors and prospective investors are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Leap and the Leap logo design are registered trademarks of Leap Wireless International, Inc. Cricket is a registered trademark of Cricket Communications, Inc. Cricket Unlimited Access, Cricket Unlimited Plus, Cricket Unlimited Classic, Jump, Travel Time, Cricket Clicks and the Cricket K are trademarks of Cricket Communications, Inc.


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Leap Reports Results for Fourth Quarter and Full Year 2004         Page 12 of 23

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                        LEAP WIRELESS INTERNATIONAL, INC.

                         CONSOLIDATED BALANCE SHEETS(1)
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                           SUCCESSOR       PREDECESSOR
                                                                                            COMPANY          COMPANY
                                                                                          -----------      -----------
                                                                                          DECEMBER 31,     DECEMBER 31,
                                                                                              2004            2003
                                                                                          -----------      -----------
                                                                                          (Unaudited)
ASSETS
Cash and cash equivalents ...........................................................     $   141,141      $    84,070
Short-term investments ..............................................................         113,083           65,811
Restricted cash, cash equivalents and short-term investments ........................          31,427           55,954
Funds distributed to Leap Creditor Trust ............................................              --           67,800
Inventories .........................................................................          25,816           17,680
Other current assets ................................................................          35,144           39,145
                                                                                          -----------      -----------
   Total current assets .............................................................         346,611          330,460
Property and equipment, net .........................................................         576,352          817,075
Wireless licenses, net ..............................................................         652,653          560,056
Goodwill ............................................................................         329,619               --
Other intangible assets, net ........................................................         151,461               --
Other assets ........................................................................          33,786           49,252
                                                                                          -----------      -----------
   Total assets .....................................................................     $ 2,090,482      $ 1,756,843
                                                                                          ===========      ===========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Accounts payable and accrued liabilities ............................................     $    91,093      $    64,485
Current maturities of long-term debt ................................................          40,373           74,112
Other current liabilities ...........................................................          72,741           54,923
                                                                                          -----------      -----------
   Total current liabilities ........................................................         204,207          193,520
Long-term debt ......................................................................         371,355               --
Other long-term liabilities .........................................................          45,070           55,157
                                                                                          -----------      -----------
   Total liabilities ................................................................         620,632          248,677
Liabilities subject to compromise ...................................................              --        2,401,522
Commitments and contingencies
Stockholders' equity (deficit):
  Predecessor Company and Successor Company preferred stock -- authorized 10,000,000
   shares, $.0001 par value; no shares issued and outstanding .......................              --               --
  Predecessor Company common stock -- authorized 300,000,000 shares, $.0001 par value;
   58,704,224 shares issued and outstanding .........................................              --                6
  Successor Company common stock -- authorized 160,000,000 shares, $.0001 par value;
   60,000,000 shares issued and outstanding .........................................               6               --
  Additional paid-in capital ........................................................       1,478,392        1,156,410
  Unearned stock-based compensation .................................................              --             (421)
  Accumulated deficit ...............................................................          (8,629)      (2,048,431)
  Accumulated other comprehensive income (loss) .....................................              81             (920)
                                                                                          -----------      -----------
   Total stockholders' equity (deficit) .............................................       1,469,850         (893,356)
                                                                                          -----------      -----------
   Total liabilities and stockholders' equity (deficit) .............................     $ 2,090,482      $ 1,756,843
                                                                                          ===========      ===========


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Leap Reports Results for Fourth Quarter and Full Year 2004         Page 13 of 23

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                        LEAP WIRELESS INTERNATIONAL, INC.
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (1)
                                   (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  SUCCESSOR     PREDECESSOR
                                                                   COMPANY        COMPANY
                                                                  ---------      ---------
                                                                     THREE MONTHS ENDED
                                                                         DECEMBER 31,
                                                                  ------------------------
                                                                    2004           2003
                                                                  ---------      ---------
Revenues:
  Service revenues ..........................................     $ 172,636      $ 159,654
  Equipment revenues ........................................        33,941         29,268
                                                                  ---------      ---------
         Total revenues .....................................       206,577        188,922
                                                                  ---------      ---------
Operating expenses:
  Cost of service (exclusive of items shown separately below)       (46,275)       (46,069)
  Cost of equipment .........................................       (51,019)       (39,241)
  Selling and marketing .....................................       (23,169)       (20,870)
  General and administrative ................................       (35,403)       (35,672)
  Depreciation and amortization(3) ..........................       (45,777)       (74,188)
  Impairment of long-lived assets and related charges .......            --         (1,333)
                                                                  ---------      ---------
         Total operating expenses ...........................      (201,643)      (217,373)
                                                                  ---------      ---------
  Operating income (loss) ...................................         4,934        (28,451)
Interest income .............................................         1,204             --
Interest expense ............................................       (11,049)        (1,064)
Other income (expense), net .................................          (272)            11
                                                                  ---------      ---------
Loss before reorganization items and income taxes ...........        (5,183)       (29,504)
Reorganization items, net ...................................            --       (141,279)
                                                                  ---------      ---------
Loss before income taxes ....................................        (5,183)      (170,783)
Income taxes ................................................        (1,464)        (1,980)
                                                                  ---------      ---------
         Net loss ...........................................     $  (6,647)     $(172,763)
                                                                  =========      =========

Basic and diluted net loss per common share .................     $   (0.11)     $   (2.95)
                                                                  =========      =========
Shares used in per share calculations:
  Basic and diluted .........................................        60,000         58,645
                                                                  =========      =========


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Leap Reports Results for Fourth Quarter and Full Year 2004         Page 14 of 23

[LEAP LOGO]


                        LEAP WIRELESS INTERNATIONAL, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS(1)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                SUCCESSOR
                                                                                 COMPANY            PREDECESSOR COMPANY
                                                                               ------------     ------------------------------
                                                                               FIVE MONTHS
                                                                                  ENDED         SEVEN MONTHS     YEAR ENDED
                                                                               DECEMBER 31,    ENDED JULY 31,    DECEMBER 31,
                                                                                   2004             2004             2003
                                                                               ------------     ------------    --------------
                                                                                (Unaudited)     (Unaudited)
                                                                                                    (As
                                                                                                Restated(2))
Revenues:
  Service revenues..........................................................   $    285,647     $    398,451    $      643,566
  Equipment revenues........................................................         58,713           83,196           107,730
                                                                               ------------     ------------    --------------
      Total revenues........................................................        344,360          481,647           751,296
                                                                               ------------     ------------    --------------
Operating expenses:
  Cost of service (exclusive of items shown separately below)...............        (79,148)        (113,988)         (199,987)
  Cost of equipment.........................................................        (82,402)         (97,160)         (172,235)
  Selling and marketing.....................................................        (39,938)         (51,997)          (86,223)
  General and administrative................................................        (57,110)         (81,514)         (162,378)
  Depreciation and amortization(3)..........................................        (75,324)        (177,494)         (300,243)
  Impairment of indefinite-lived intangible assets..........................             --               --          (171,140)
  Impairment of long-lived assets and related charges.......................             --             (626)          (24,054)
                                                                               ------------     ------------    --------------
      Total operating expenses..............................................       (333,922)        (522,779)       (1,116,260)
Gains on sale of wireless licenses..........................................             --              532             4,589
                                                                               ------------     ------------    --------------
  Operating income (loss)...................................................         10,438          (40,600)         (360,375)
Interest income.............................................................          1,812               --               779
Interest expense (contractual interest expense was $156.3 million for the seven months ended July 31, 2004 and $257.5 million for the year ended
  December 31, 2003)........................................................        (16,594)          (4,195)          (83,371)
Other income (expense), net.................................................           (117)            (293)             (176)
                                                                               -------------    ------------    --------------
Loss before reorganization items and income taxes...........................         (4,461)         (45,088)         (443,143)
Reorganization items, net...................................................             --          962,444          (146,242)
                                                                               ------------     ------------    --------------
Income (loss) before income taxes...........................................         (4,461)         917,356          (589,385)
Income taxes................................................................         (4,168)          (4,166)           (8,052)
                                                                               ------------     ------------    --------------
      Net income (loss).....................................................   $     (8,629)    $    913,190    $     (597,437)
                                                                               =============    ============    ==============

Basic and diluted net income (loss) per common share........................   $      (0.14)    $      15.58    $       (10.19)
                                                                               =============    ============    ==============
Shares used in per share calculations:
   Basic and diluted........................................................         60,000           58,623            58,604
                                                                               ============     ============    ==============

Leap Reports Results for Fourth Quarter and Full Year 2004         Page 15 of 23

[LEAP LOGO]


                        LEAP WIRELESS INTERNATIONAL, INC.
                    CONSOLIDATED STATEMENTS OF CASH FLOWS(1)
                                 (IN THOUSANDS)

                                                                                    SUCCESSOR
                                                                                     COMPANY          PREDECESSOR COMPANY
                                                                                    -----------    --------------------------
                                                                                   FIVE MONTHS
                                                                                      ENDED       SEVEN MONTHS     YEAR ENDED
                                                                                    DECEMBER 31,  ENDED JULY 31,  DECEMBER 31,
                                                                                       2004           2004            2003
                                                                                    -----------    -----------    -----------
                                                                                    (Unaudited)    (Unaudited)
                                                                                                       (As
                                                                                                   Restated(2))
Operating activities:
  Net income (loss) ...........................................................     $    (8,629)   $   913,190    $  (597,437)
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
  Depreciation and amortization ...............................................          75,324        177,494        300,243
  Equity in net loss of and write-down of investments in unconsolidated
    wireless operating company ................................................              --             --            166
  Interest accrued to loans receivable and payable, net .......................           4,646          4,166         82,010
  Non-cash compensation .......................................................              --           (805)           243
  Gains on sale of wireless licenses ..........................................              --           (532)        (4,589)
  Reorganization items, net ...................................................              --       (962,444)       146,242
  Change in deferred tax liability ............................................           3,865          3,370          7,713
  Long-lived asset impairment charge ..........................................              --            626         24,054
  Indefinite-lived intangible asset impairment charge .........................              --             --        171,140
  Changes in assets and liabilities:
  Inventories .................................................................           8,923        (17,059)        12,723
  Other assets ................................................................         (22,247)        (5,343)        (5,910)
  Accounts payable and accrued liabilities ....................................          (4,421)         4,761         24,575
  Other liabilities ...........................................................          12,291          8,695         (1,611)
                                                                                    -----------    -----------    -----------
  Net cash provided by operating activities before reorganization activities ..          69,752        126,119        159,562
  Net cash used for reorganization activities .................................              --         (5,496)      (115,129)
                                                                                    -----------    -----------    -----------
  Net cash provided by operating activities ...................................          69,752        120,623         44,433
                                                                                    -----------    -----------    -----------
Investing activities:
  Purchase of property and equipment ..........................................         (43,941)       (33,241)       (44,671)
  Net proceeds from sale of wireless licenses .................................              --          2,000          4,722
  Purchase of investments .....................................................         (47,368)       (87,201)      (134,245)
  Sale and maturity of investments ............................................          32,494         58,333        144,188
  Restricted investments, net .................................................          12,537          9,810        (26,525)
                                                                                    -----------    -----------    -----------
     Net cash used in investing activities ....................................         (46,278)       (50,299)       (56,531)
                                                                                    -----------    -----------    -----------
Financing activities:
  Repayment of loans payable to banks, notes payable and long-term debt .......         (36,727)            --         (4,742)
  Issuance of common stock, net ...............................................              --             --             50
                                                                                    -----------    -----------    -----------
     Net cash used in financing activities ....................................         (36,727)            --         (4,692)
                                                                                    -----------    -----------    -----------
Net increase (decrease) in cash and cash equivalents ..........................         (13,253)        70,324        (16,790)
Cash and cash equivalents at beginning of period ..............................         154,394         84,070        100,860
                                                                                    -----------    -----------    -----------
Cash and cash equivalents at end of period ....................................     $   141,141    $   154,394    $    84,070
                                                                                    ===========    ===========    ===========

Leap Reports Results for Fourth Quarter and Full Year 2004         Page 16 of 23

[LEAP LOGO]


                        LEAP WIRELESS INTERNATIONAL, INC.
                     SCHEDULE OF SELECTED OPERATING METRICS

                                                                THREE MONTHS ENDED                 TWELVE MONTHS ENDED
                                                                   DECEMBER 31,                        DECEMBER 31,
                                                            ----------------------------       ----------------------------
                                                                2004             2003              2004             2003
                                                            -----------      -----------       -----------      -----------
Gross additions .......................................         220,484          181,736           807,868          734,963
Net additions (losses) ................................          29,860           (5,284)           97,090          (39,580)
End of period customers ...............................       1,569,630        1,472,540         1,569,630        1,472,540
Weighted average number of customers ..................       1,543,362        1,466,697         1,529,020        1,479,344
Churn(4) ..............................................             4.1%             4.3%              3.9%             4.4%
ARPU(5) ...............................................     $     37.29      $     36.28       $     37.28      $     36.25
CPGA(6) ...............................................     $       159      $       136       $       142      $       158
CCU(7) ................................................     $     18.74      $     19.95       $     18.91      $     22.34
Adjusted combined consolidated EBITDA (in thousands)(8)     $    50,711      $    47,070       $   222,750      $   130,473

NOTES TO FINANCIAL STATEMENTS

(1) In connection with Leap's emergence from Chapter 11, the Company applied fresh-start accounting in accordance with American Institute of Certified Public Accountants' Statement of Position ("SOP") 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code." Under SOP 90-7, the Company was required to apply fresh-start reporting because
      (i) the reorganization value of the assets of the Company was less than the sum of all the allowed claims and post petition liabilities, and (ii) holders of the Company's common shares immediately before the Bankruptcy Court confirmed the Company's Plan of Reorganization received less than fifty percent of the common stock issued by the Company on the date it emerged from bankruptcy. All material conditions to the effectiveness of the Plan of Reorganization were resolved on August 5, 2004 and the Plan of Reorganization became effective on August 16, 2004. In light of the proximity of August 5, 2004 to the month ended July 31, 2004 and the immateriality of the results of operations for the period from August 1, 2004 through August 5, 2004, the Company has recorded the effects of the consummation of the Plan of Reorganization as well as adjustments for fresh-start reporting in the Company's consolidated financial statements as of July 31, 2004. Under fresh-start reporting, a new entity is deemed to be created for financial reporting purposes. The term "Company" refers to the Predecessor Company and its operations for periods on or prior to July 31, 2004, and refers to the Successor Company and its operations for periods after July 31, 2004, after giving effect to the implementation of fresh-start reporting. The financial statements of the Company after July 31, 2004 are not comparable in many respects to the Company's financial statements for prior periods.

      In implementing fresh-start reporting, the Company allocated its reorganization value to its assets in conformity with procedures specified by Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" and stated its liabilities, other than deferred taxes, at the present value of amounts expected to be paid. The amount remaining after allocation of the reorganization value to the Company's identified

Leap Reports Results for Fourth Quarter and Full Year 2004         Page 17 of 23

[LEAP LOGO]


      tangible and intangible assets is reflected as goodwill, which is subject to periodic evaluation for impairment. In addition, under fresh-start reporting, the Company's accumulated deficit was eliminated and new equity was issued according to the Plan of Reorganization.

(2) Restatement of Previously Reported Unaudited Interim Consolidated Financial Information

      Restatement adjustments relating to the Predecessor Company as of July 31, 2004, the date of adoption of fresh-start reporting, and for the one and seven month periods then ended:

      In connection with the Company's emergence from bankruptcy and adoption of fresh-start reporting, the Company overstated its liabilities by a net amount of $4.9 million as of July 31, 2004. The adjustments necessary to correct these overstatements include: reversing $3.0 million related to the inadvertent duplicate recording of liabilities to certain creditors upon recording the effect of the Plan of Reorganization; recording the discharge of $1.7 million of vendor obligations; reducing deferred revenue by $3.5 million to its fair value as of the fresh-start date, an adjustment that had not previously been identified due to inadequate account reconciliation procedures; and reducing $4.8 million of deferred rent liability to $0 as required by fresh-start reporting. Two additional adjustments partially offset the impact of these items. In connection with a review of the Company's leases, management determined that incorrect assumptions, principally related to the expected remediation date, were used to record the liability for future asset retirement obligations, resulting in a $7.9 million understatement of the liability as of July 31, 2004. Management also determined that the deferred income tax liability associated with wireless licenses revalued upon the adoption of fresh-start reporting was understated by $0.2 million.

      The impact of the above adjustments required to correct the errors in the Predecessor Company unaudited consolidated financial statements as of and for the one and seven month periods ended July 31, 2004 was as follows (in thousands): AS OF JULY 31, 2004

                                                                    PREVIOUSLY
                                                                     REPORTED    AS RESTATED
                                                                   -----------   -----------
                                                                   (Unaudited)
CONSOLIDATED BALANCE SHEET DATA:
Goodwill and other intangible assets...........................    $   500,548   $   495,619
Accounts payable and accrued liabilities.......................    $    99,168   $    95,314
Other current liabilities......................................    $    84,811   $    74,601
Other long-term liabilities....................................    $    14,440   $    23,577

Leap Reports Results for Fourth Quarter and Full Year 2004         Page 18 of 23

[LEAP LOGO]


                                                                        ONE MONTH ENDED
                                                                         JULY 31, 2004
                                                                   -------------------------
                                                                   PREVIOUSLY
                                                                    REPORTED     AS RESTATED
                                                                   -----------   -----------
                                                                   (Unaudited)   (Unaudited)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Reorganization gain, net.....................................      $   958,228   $   963,156
Net income...................................................      $   954,437   $   959,365
Basic and diluted net income per common share................      $     16.28   $     16.36

                                                                      SEVEN MONTHS ENDED
                                                                        JULY 31, 2004
                                                                   -------------------------
                                                                   PREVIOUSLY
                                                                     REPORTED     AS RESTATED
                                                                   -----------   -----------
                                                                   (Unaudited)   (Unaudited)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Reorganization gain, net....................................       $   957,516   $   962,444
Net income..................................................       $   908,262   $   913,190
Basic and diluted net income per common share...............       $     15.49   $     15.58

      Restatement adjustments relating to the Successor Company's results of operations for the two month unaudited interim period ended September 30, 2004:

      In connection with its review of leases, management revised the lease terms, as determined for accounting purposes, of certain leases that were recently executed, amended as to term, or renewed. As a result of these lease term revisions, the related rent expense, which is reflected in cost of service, was increased by $0.5 million for the two months ended September 30, 2004 to give effect to fixed rent escalation provisions over the applicable lease term. In addition, an adjustment of $0.1 million was recorded to cost of service relating to an increase in the asset retirement obligation for the two month period ended September 30, 2004.

      During the year end closing process, other errors were identified in the previously reported unaudited interim financial information for the two months ended September 30, 2004. These errors resulted from inadequate account reconciliation procedures and led to the understatement of service revenue by $0.9 million, the understatement of equipment revenue by $0.3 million and the understatement of realized investment gains by $0.3 million. The Company also recorded additional income tax expense of $0.4 million for the two months ended September 30, 2004 relating to the above adjustments.

      The impact of the above adjustments required to correct the errors relating to the unaudited interim financial information of the Successor Company for the two month period ended September 30, 2004 was as follows (in thousands):

Leap Reports Results for Fourth Quarter and Full Year 2004         Page 19 of 23

[LEAP LOGO]


                                                                       TWO MONTHS ENDED
                                                                      SEPTEMBER 30, 2004
                                                                   -------------------------
                                                                   PREVIOUSLY
                                                                     REPORTED    AS RESTATED
                                                                   -----------   -----------
                                                                   (UNAUDITED)   (UNAUDITED)
Revenues.......................................................    $   136,586   $   137,783
Operating income...............................................    $     4,882   $     5,504
Net loss.......................................................    $    (2,572)  $    (1,982)
Basic and diluted net loss per common share....................    $     (0.04)  $     (0.03)

(3) Upon emergence from Chapter 11 and adoption of fresh-start reporting, the Company re-assessed the carrying value and useful lives of its property and equipment. As a result of this assessment, which included a review of the Company's historical usage of and expected future service from existing property and equipment, and a review of industry experience with similar property and equipment, the Company changed the depreciable lives for certain network equipment assets. These network equipment assets that were previously depreciated over periods ranging from two to five years are now being depreciated over periods ranging from three to fifteen years. As a result of this change, depreciation expense and net loss were reduced by $51.3 million, or $0.86 per share for the five months ended December 31, 2004 compared to what they would have been if the useful lives had not been revised. The estimated useful lives for the Company's other property and equipment, which have remained unchanged, are three to five years for computer hardware and software, and three to seven years for furniture, fixtures and retail and office equipment. Property and equipment to be disposed of by sale or exchange is carried at the lower of carrying value or fair value less costs to sell.

      Additionally, in connection with the adoption of fresh-start reporting, the Company reduced the carrying value of property and equipment to its estimated fair market value.

DEFINITION OF TERMS AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(4) Churn, an industry metric that measures customer turnover, is calculated as the net number of customers that disconnect from our service divided by the weighted average number of customers divided by the number of months during the period being measured. Customers who do not pay their first monthly bill are deducted from our gross customer additions; as a result, these customers are not included in churn. Management uses churn to measure our retention of customers, to measure changes in customer retention over time, and to help evaluate how changes in our business affect customer retention. In addition, churn provides management with a useful measure to compare our customer turnover activity to that of other wireless communications providers. We believe investors use churn primarily as a tool to track changes in our customer retention over time and to compare our customer retention to that of other wireless communications providers.

(5) ARPU is an industry metric that measures service revenue divided by the weighted average number of customers, divided by the number of months during the period

Leap Reports Results for Fourth Quarter and Full Year 2004         Page 20 of 23

[LEAP LOGO]


      being measured. Management uses ARPU to identify average revenue per customer, to track changes in average customer revenues over time, to help evaluate how changes in our business, including changes in our service offerings and fees, affect average revenue per customer, and to forecast future service revenue. In addition, ARPU provides management with a useful measure to compare our subscriber revenue to that of other wireless communications providers. We believe investors use ARPU primarily as a tool to track changes in our average revenue per customer and to compare our per customer service revenues to those of other wireless communications providers.

(6) CPGA is an industry metric that represents selling and marketing costs and the gain or loss on sale of handsets (generally defined as cost of equipment less equipment revenue), excluding costs unrelated to initial customer acquisition, divided by the total number of gross new customer additions during the period being measured. Costs unrelated to initial customer acquisition include the revenues and costs associated with the sale of handsets to existing customers as well as costs associated with handset replacements and repairs (other than warranty costs which are the responsibility of the handset manufacturers). We deduct customers who do not pay their first monthly bill from our gross customer additions, which tends to increase CPGA because we incur the costs associated with this customer without receiving the benefit of a gross customer addition. Management uses CPGA to measure the efficiency of our customer acquisition efforts, to track changes in our average cost of acquiring new subscribers over time, and to help evaluate how changes in our sales and distribution strategies affect the cost-efficiency of our customer acquisition efforts. In addition, CPGA provides management with a useful measure to compare our per customer acquisition costs with those of other wireless communications providers. We believe investors use CPGA primarily as a tool to track changes in our average cost of acquiring new customers and to compare our per customer acquisition costs to those of other wireless communications providers.

      The following table reconciles total costs used in the calculation of CPGA to selling and marketing expense, which we consider to be the most directly comparable GAAP financial measure to CPGA. The financial data for the twelve months ended December 31, 2004 presented below represents the combination of the Predecessor and Successor Companies' results for this period (unaudited) (in thousands, except gross customer additions and CPGA):

                                                           THREE MONTHS ENDED           TWELVE MONTHS ENDED
                                                              DECEMBER 31,                  DECEMBER 31,
                                                        ------------------------      ------------------------
                                                           2004           2003           2004           2003
                                                        ---------      ---------      ---------      ---------
Selling and marketing expense .....................     $  23,169      $  20,870      $  91,935      $  86,223
  Plus cost of equipment ..........................        51,019         39,241        179,562        172,235
  Less equipment revenue ..........................       (33,941)       (29,268)      (141,909)      (107,730)
  Less net loss on equipment transactions unrelated
   to initial customer acquisition ................        (5,090)        (6,062)       (15,181)       (34,263)
                                                        ---------      ---------      ---------      ---------
   Total costs used in the calculation of CPGA ....     $  35,157      $  24,781      $ 114,407      $ 116,465
Gross customer additions ..........................       220,484        181,736        807,868        734,963
                                                        ---------      ---------      ---------      ---------
CPGA ..............................................     $     159      $     136      $     142      $     158
                                                        =========      =========      =========      =========

Leap Reports Results for Fourth Quarter and Full Year 2004         Page 21 of 23

[LEAP LOGO]


(7) CCU is an industry metric that measures cost of service, general and administrative costs, gain or loss on sale of handsets to existing customers and costs associated with handset replacements and repairs (other than warranty costs which are the responsibility of the handset manufacturers), divided by the weighted average number of customers, divided by the number of months during the period being measured. CCU does not include any depreciation and amortization expense. Management uses CCU as a tool to evaluate the non-selling cash expenses associated with ongoing business operations on a per customer basis, to track changes in these non-selling cash costs over time, and to help evaluate how changes in our business operations affect non-selling cash costs per customer. In addition, CCU provides management with a useful measure to compare our non-selling cash costs per customer with those of other wireless communications providers. We believe investors use CCU primarily as a tool to track changes in our non-selling cash costs over time and to compare our non-selling cash costs to those of other wireless communications providers.

      The following table reconciles total costs used in the calculation of CCU to cost of service, which we consider to be the most directly comparable GAAP financial measure to CCU. The financial data for the twelve months ended December 31, 2004 presented below represents the combination of the Predecessor and Successor Companies' results for this period (unaudited) (in thousands, except weighted-average number of customers and CCU):

                                                        THREE MONTHS ENDED           TWELVE MONTHS ENDED
                                                            DECEMBER 31,                  DECEMBER 31,
                                                     -------------------------     -------------------------
                                                        2004           2003           2004           2003
                                                     ----------     ----------     ----------     ----------
Cost of service ................................     $   46,275     $   46,069     $  193,136     $  199,987
  Plus general and administrative expense ......         35,403         35,672        138,624        162,378
  Plus net loss on equipment transactions
  unrelated to initial customer acquisition ....          5,090          6,062         15,181         34,263
                                                     ----------     ----------     ----------     ----------
    Total costs used in the calculation of CCU .     $   86,768     $   87,803     $  346,941     $  396,628
Weighted-average number of customers ...........      1,543,362      1,466,697      1,529,020      1,479,344
                                                     ----------     ----------     ----------     ----------
CCU ............................................     $    18.74     $    19.95     $    18.91     $    22.34
                                                     ==========     ==========     ==========     ==========

(8) Adjusted consolidated EBITDA represents EBITDA adjusted to exclude the effects of: reorganization items, net; other income (expense), net; gains on sale of wireless licenses; impairment of intangible assets; impairment of long-lived assets and related charges; and stock-based compensation awards. We use adjusted consolidated EBITDA as a supplemental performance measure because management believes it facilitates comparisons of the Company's operating performance from period to period and comparisons of the Company's operating performance to that of other companies by backing out potential differences caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the items described above for which additional adjustments were made. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these

Leap Reports Results for Fourth Quarter and Full Year 2004         Page 22 of 23

[LEAP LOGO]


      expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Because adjusted consolidated EBITDA facilitates internal comparisons of our historical operating performance, management also uses adjusted consolidated EBITDA for business planning purposes and in measuring our performance relative to that of our competitors. Also, a substantial portion of the bonuses paid to our employees under the Company's bonus plan and of the performance-based vesting of stock options and restricted stock awards under our equity incentive plan is based on the Company's achieving adjusted consolidated EBITDA targets. In addition, we believe that adjusted consolidated EBITDA and similar measures are widely used by investors, financial analysts and credit rating agencies as a measure of our financial performance over time and to compare our financial performance with that of other companies in our industry. Adjusted consolidated EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

      -     it does not reflect capital expenditures;

      - although it does not include depreciation and amortization, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted consolidated EBITDA does not reflect cash requirements for such replacements;

      - it does not reflect the interest expense necessary to service interest or principal payments on current or future indebtedness;

      - it does not reflect expenses incurred for the payment of income taxes and other taxes; and

      - other companies, including companies in our industry, may calculate this measure differently than we do, limiting its usefulness as a comparative measure.

      Management understands these limitations and considers adjusted consolidated EBITDA as a financial measure that only supplements but does not replace the information provided to management by our GAAP results.

      The following table reconciles adjusted consolidated EBITDA to consolidated net income (loss), which we consider to be the most directly comparable GAAP financial measure to adjusted consolidated EBITDA. The financial data for the twelve months ended December 31, 2004 presented below represents the combination of the Predecessor and Successor Companies' results for this period (unaudited) (in thousands):

Leap Reports Results for Fourth Quarter and Full Year 2004         Page 23 of 23

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
                                                                 THREE MONTHS ENDED               TWELVE MONTHS ENDED
                                                                     DECEMBER 31,                     DECEMBER 31,
                                                            ----------------------------      ----------------------------
                                                                2004             2003             2004             2003
                                                            -----------      -----------      -----------      -----------
Consolidated net income (loss) ........................     $    (6,647)     $  (172,763)     $   904,561      $  (597,437)
  Plus income taxes ...................................           1,464            1,980            8,334            8,052
  Plus interest expense ...............................          11,049            1,064           20,789           83,371
  Less interest income ................................          (1,204)              --             (779)          (1,812)
  Plus depreciation and amortization ..................          45,777           74,188          252,818          300,243
                                                            -----------      -----------      -----------      -----------
 Consolidated EBITDA ..................................     $    50,439      $   (95,531)     $ 1,184,690      $  (206,550)
                                                            ===========      ===========      ===========      ===========
  Less reorganization items, net ......................              --          141,279         (962,444)         146,242
  Less other income (expense), net ....................             272              (11)             410              176
  Less gains on sale of wireless licenses .............              --               --             (532)          (4,589)
  Plus impairment of indefinite-lived intangible
  assets ..............................................              --               --               --          171,140
  Plus impairment of long-lived assets and related
  charges .............................................              --            1,333              626           24,054
                                                            -----------      -----------      -----------      -----------
Adjusted consolidated EBITDA ..........................     $    50,711      $    47,070      $   222,750      $   130,473
                                                            ===========      ===========      ===========      ===========

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